EXHIBIT 5.1

November 11, 2004

Communications Systems, Inc.

213 South Main Street

Hector, Minnesota 55342

Re:	Opinion of Counsel as to Legality of 600,000 shares of Common Stock to be Registered under the Securities Act of 1933, as amended

Ladies and Gentlemen:

          This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 600,000 shares of Common Stock, $.05 par value, of Communications Systems, Inc. (the “Company”) offered to employees of the Company pursuant to the Communications Systems, Inc. Stock Plan (the “Plan”).

          As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 600,000 shares of Common Stock to be issued by the Company under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

          The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.